Exhibit 4.2

EXPENSIFY, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
January 22, 2015

TABLE OF CONTENTS

			Page

1.	Registration Rights		1
	1.1	Definitions	1
	1.2	Request for Registration	3
	1.3	Company Registration	4
	1.4	Form S-3 Registration	4
	1.5	Obligations of the Company	5
	1.6	Furnish Information	7
	1.7	Expenses of Registration	7
	1.8	Underwriting Requirements	8
	1.9	Delay of Registration	9
	1.10	Indemnification	9
	1.11	Reports Under the Exchange Act	11
	1.12	Assignment of Registration Rights	12
	1.13	Limitations on Subsequent Registration Rights	12
	1.14	Lock-Up Agreement	13
	1.15	Termination of Registration Rights	15

2.	Covenants of the Company		14
	2.1	Delivery of Financial Statements	14
	2.2	Inspection	14
	2.3	Right of First Offer	15
	2.4	Employee Agreements	16
	2.5	Reimbursement for Outside Directors	16
	2.6	Key-Man Insurance	16
	2.7	Observer Rights	16
	2.8	Confidentiality	17
	2.9	Insurance	18
	2.10	Qualified Small Business Stock	18
	2.11	Employee Confidentiality	18
	2.12	Termination of Covenants	19
	2.13	Successor Indemnification	19
	2.14	Fund Indemnity	19

3.	Miscellaneous		20
	3.1	Entire Agreement	20
	3.2	Successors and Assigns	20
	3.3	Amendments and Waivers	20
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3.4	Notices	20
3.5	Severability	20
3.6	Governing Law	20
3.7	Counterparts	20
3.8	Titles and Subtitles	21
3.9	Aggregation of Stock	21
3.10	Additional Investors	21
3.11	Termination of Prior Agreement	21
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EXPENSIFY, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of January 22, 2015 (the “Effective Date”), by and among EXPENSIFY, INC., a Delaware corporation (the “Company”) and the holders of the Company’s Preferred Stock listed on Exhibit A attached hereto (the “Investors”).
RECITALS
WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement, as amended, dated as of May 15, 2014 between the Company and such Investors (the “Prior Agreement”);
WHEREAS, certain of the Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith between the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors holding a majority of the Registrable Securities, and the Company;
WHEREAS, pursuant to Section 3.4 of the Prior Agreement, any term of the Prior Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities (as defined in the Prior Agreement) then outstanding; and
WHEREAS, the Company and the Existing Investors, which represent a majority of the Registrable Securities currently outstanding, desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and the Company and such Existing Investors executing this Agreement together represent sufficient signatory authority to amend and restate the Prior Agreement.
NOW, THEREFORE, the parties to this Agreement agree as follows:
AGREEMENT
1.    Registration Rights. The Company and the Investors covenant and agree as follows:
1.1    Definitions. For purposes of this Agreement:
(a)    The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

(b)    The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s public filings under the Exchange Act;
(c)    The term “Free Writing Prospectus” means a free writing prospectus, as defined by Rule 405;
(d)    The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;
(e)    The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Securities Act.
(f)    The term “Major Investor” means any Investor that holds at least 60,000 shares of the Preferred Stock or the Common Stock issued upon conversion thereof (subject to adjustment for stock splits, stock dividends, combinations, reclassifications or the like). A Major Investor includes any general partners, managing members and affiliates of a Major Investor, including any Affiliated Funds;
(g)    The term “Qualified IPO” shall have the meaning ascribed to such term in the Restated Certificate;
(h)    The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;
(i)    The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, and (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, and (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;
(j)    The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(k)    The term “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation as amended from time to time;
(l)    The term “SEC” means the Securities and Exchange Commission; and
(m)    The term “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.
1.2    Request for Registration.
(a)    If the Company shall receive at any time after the earlier of (i) the fifth anniversary of the Effective Date of this Agreement, or (ii) six months after the effective date of the Initial Offering, a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act, provided that the anticipated aggregate offering price, net of selling expenses, would exceed $10,000,000, then the Company shall, within 20 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file as soon as practicable, and in any event within 30 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered.
(b)    If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
(c)    Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board of Directors”), it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period, and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such 90 day period (other than a Qualified IPO, a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, or a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered).
(d)    In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:
(i)    After the Company has effected 2 registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;
(ii)    During the period commencing on the effective date of the registration statement for the initial public offering of the Company’s securities and ending on a date 180 days after the effective date of such registration; or
(iii)    If the Company delivers notice to the Holders within 20 days of the Company’s receipt of the Initiating Holders’ registration request declaring the Company’s intention to file within 60 days a registration statement for the Company’s initial public offering, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective.
1.3    Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.
1.4    Form S-3 Registration. In case the Company shall receive from the Holders of at least 20% of the Registrable Securities then outstanding a written request that the

Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:
(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
(b)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $3,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business or subject to service of process in that jurisdiction; or (vi) during the period ending 90 days after the effective date of a registration statement subject to Section 1.3, unless such registration statement is pursuant to an initial public offering, in which case the period shall be 180 days.
(c)    Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.
1.5    Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.
(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.
(c)    Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
(d)    Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in such jurisdiction.
(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; such obligation to continue for 120 days. Following the effective date of such registration statement, notify the Holders of any request by the SEC that the Company amend or supplement such registration statement, or the associated prospectus.
(g)    Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
(i)    Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.
(j)    Make generally available to its security holders, and to deliver to each Holder participating in the registration statement, an earnings statement of the Company that will satisfy the provisions of Section 11(a) of the Securities Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12 month period.
1.6    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as reasonably shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable.
1.7    Expenses of Registration.
(a)    Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 1.2.
(b)    Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.
(c)    Registration on Form S-3. All expenses incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company, and any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company, up to a maximum of $35,000.
1.8    Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below 30% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included or (ii) without the consent of the holders of a majority of the Registrable Securities, any securities held by any non-Holder be included if any securities held by any selling Holder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a limited liability company, partnership or corporation, the partners, retired partners, Affiliated Funds and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.
1.9    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
1.10    Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder (including each of its officers, directors, members and partners), any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person for, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.
(c)    Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, to the extent materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.
(d)    If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) (when combined with any amounts paid pursuant to Subsection 1.10(b)) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.
1.11    Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
(a)    make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;
(b)    take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;
(c)    file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
(d)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
1.12    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) who, with the addition of the transferred shares, holds at least 100,000 shares of such securities (subject to adjustment for stock splits, stock dividends, reclassification or the like) (or is assigned all of the shares held by the transferring Holder, if less than 100,000 shares), (ii) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (iii) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company or a limited partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”), (iv) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) that is a trust, partnership, limited liability company or corporation, the use of which is for estate planning purposes for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees in writing to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.
1.13    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration.
1.14    Lock-Up Agreement.
(a)    Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, acquired prior to the offering (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for a period not to exceed 180 days (but subject to such extension(s) as may be required by the underwriters in order to publish research reports while complying with Rule 2711 of the Financial Industry Regulatory Authority, Inc.) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.
(b)    Limitations. The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company and all one-percent (1%) stockholders enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.
(c)    Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).
(d)    Transferees Bound. Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14, provided that this Section 1.14(d) shall not apply to transfers pursuant to a registration statement or transfers after the 12-month anniversary of the effective date of the Company’s initial registration statement subject to this Section 1.14.
1.15    Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (a) five (5) years following the consummation of a Qualified IPO, (b) as to any Holder, such earlier time after the Qualified IPO at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144, or (c) upon termination of the Agreement, as provided in Section 3.1.

2.    Covenants of the Company.
2.1    Delivery of Financial Statements. Upon request, the Company shall deliver to each Major Investor (as long as such Major Investor is not a competitor of the Company; provided that for all purposes of this Agreement financial investors shall not be deemed competitors of the Company merely because they have investments in competitive companies or otherwise as a result of their investing activity):
(a)    as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants selected by the Board of Directors (including the Preferred Designees (as defined in the Restated Certificate));
(b)    as soon as practicable, but in any event within 45 days after the end of each quarter, an unaudited profit or loss statement, a statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(c)    as soon as practicable, but in any event within 30 days after the end of each month, an unaudited profit or loss statement, a statement of cash flows for such month and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP); and
(d)    as soon as practicable, but in any event prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other updated or revised budgets for such fiscal year prepared by the Company.
2.2    Inspection. The Company shall permit each Major Investor (as long as such Major Investor is not a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information (a) that it reasonably and in good faith considers to be a trade secret or similar confidential information, unless the requesting Major Investor has entered into an enforceable confidentiality agreement in a form reasonably acceptable to the Company or (b) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

2.3    Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as long as such Major Investor is not a competitor of the Company) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates, including Affiliated Funds, in such proportions as it deems appropriate.
Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:
The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.
Within 15 calendar days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the sum of (A) the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) and (B) shares of Common Stock issuable to employees, consultants or directors pursuant to a stock option plan, restricted stock plan, or other stock plan approved by the Board of Directors. Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors.
The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.
The right of first offer in this Section 2.3 shall not be applicable to Shares that are excluded from the definition of “Additional Stock” set forth in Section 4(d)(i)(B) of Article

IV(B) of the Restated Certificate. In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.
2.4    Employee Agreements. Unless approved by the Board of Directors of the Company, all future employees of the Company who shall purchase, or receive options to purchase, shares of the Company’s Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (i) vesting of shares over a four-year period with the first 25% of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following 36 months thereafter, (ii) a 180-day lockup period in connection with the Company’s initial public offering and (iii) restrictions on the transfer of such securities. The Company will not provide for any form of equity vesting acceleration for future employees without the approval of the Board of Directors, including the Preferred Directors (as defined in the Restated Certificate). The Company shall retain a right of first refusal on transfers of Common Stock held by employees and consultants and the right to repurchase unvested shares at the lesser of cost or fair market value until the Company’s initial public offering.
2.5    Reimbursement for Outside Directors and Board Observers. The Company shall reimburse all reasonable out-of-pocket expenses incurred by members of the Board of Directors elected solely by the holders of Preferred Stock and any Board observers pursuant to Section 2.7 below in connection with the attendance of meetings of the Board of Directors (or any committee thereof) and other meetings or events attended by such persons on behalf of the Company.
2.6    Key-Man Insurance. The Company shall within ninety (90) days of the date hereof use its commercially reasonable efforts to obtain from financially sound and reputable insurers, and maintain, term life insurance on the life of David Barrett in an amount satisfactory to the Board of Directors, including the Preferred Directors (as defined in the Voting Agreement); provided, however, that the said amount shall not be less than two (2) million dollars. Such policy shall name the Company as loss payee and shall not be cancelable by the Company without prior approval of the Board of Directors, including the Preferred Directors.
2.7    Observer Rights.
(a)    As long as Point Judith Venture Fund III, L.P., Point Judith Venture Fund III (Q.P.), L.P. and their affiliates (together, “Point Judith”) own at least 50% of the shares of Series B-1 Preferred Stock originally acquired by Point Judith pursuant to the Purchase Agreement or an equivalent amount of Common Stock issued upon conversion thereof (as appropriately adjusted for any stock split, dividend, combination or other recapitalization), the Company shall invite a representative of Point Judith to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if such Investor or its representative is or is affiliated with a direct competitor of the Company.
(b)    As long as Coyote Ridge Partners LLC and its affiliates (“Coyote Ridge”) owns at least owns at least 50% of the shares of Series B-1 Preferred Stock originally acquired by Coyote Ridge pursuant to the Purchase Agreement or an equivalent amount of Common Stock issued upon conversion thereof (as appropriately adjusted for any stock split, dividend, combination or other recapitalization), the Company shall invite a representative of Coyote Ridge to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if such Investor or its representative is or is affiliated with a direct competitor of the Company.
(c)    As long as ARBA Capital LLC and its affiliates (“ARBA”) owns at least 250,000 shares of Preferred Stock or an equivalent amount of Common Stock issued upon conversion thereof (as appropriately adjusted for any stock split, dividend, combination or other recapitalization), the Company shall invite a representative of ARBA to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if such Investor or its representative is or is affiliated with a direct competitor of the Company.
2.8    Confidentiality. Each Investor agrees, severally and not jointly, to use the same degree of care as such Investor uses to protect its own confidential information for any information obtained pursuant to this Agreement or otherwise as a stockholder of the Company which the Company identifies in writing as being proprietary or confidential and such Investor acknowledges that it will not, unless otherwise required by law or the rules of any national securities exchange, association or marketplace, disclose such information without the prior written consent of the Company except such information that (a) was in the public domain prior to the time it was furnished to such Investor, (b) is or becomes (through no willful improper action or inaction by such Investor) generally available to the public, (c) was in its possession or known by such Investor without restriction prior to receipt from the Company, (d) was rightfully disclosed to such Investor by a third party without restriction or (e) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, each Investor that is a limited partnership or limited liability company may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing) (each of the foregoing Persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Investor. Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 2.8, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order.
2.9    Insurance. The Company shall use its commercially reasonable efforts to maintain from financially sound and reputable insurers, Directors and Officers liability insurance in an amount of at least three (3) million dollars on terms and conditions satisfactory to the Board of Directors, including the Preferred Directors, until such time as the Board of Directors, including the Preferred Directors, determines that such insurance should be discontinued.
2.10    Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Series C Preferred Stock issued pursuant to the Purchase Agreement, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.
2.11    Employee Confidentiality. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) each Key Employee (as defined in the Purchase Agreement) to enter into a one (1) year nonsolicitation agreement substantially in the form approved by the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the approval of the Board of Directors, including the Preferred Directors.
2.12    Termination of Covenants. The covenants set forth in this Section 2 shall terminate as to each Holder and be of no further force or effect, upon the earlier of: (a) a Liquidation Transaction (as defined in the Restated Certificate), (b) the Company becoming subject to the reporting provisions of the Securities Exchange Act of 1934, as amended, and (c) immediately prior to the consummation of a Qualified IPO.
2.13    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.
2.14    Fund Indemnity. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

3.    Miscellaneous.
3.1    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.
3.2    Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
3.3    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding, provided, that such amendment or waiver applies to Investors in the same fashion; provided, further, however, that any amendment or waiver of the rights granted to the Major Investors in Sections 2.1, 2.2. and 2.3 shall require the consent of a majority in interest of the Registrable Securities then held by the Major Investors, and provided, further, however, that any amendment or waiver of the rights granted to the Major Investors in Section 2.3 and this proviso, shall require the consent of two-thirds-in-interest of the Registrable Securities then held by the Major Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.
3.4    Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or facsimile number as set forth on Exhibit A hereto or as subsequently modified by written notice.
3.5    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
3.6    Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.
3.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.8    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
3.9    Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
3.10    Additional Investors. Notwithstanding Section 3.4, no consent shall be necessary to add additional Investors as signatories to this Agreement, provided that such Investors have purchased shares of the Company’s Series C Preferred Stock pursuant to the subsequent closing provisions of Section 1.2 of the Purchase Agreement.
3.11    Termination of Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall terminate and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.
[Remainder of Page intentionally blank]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

EXPENSIFY, INC.

By:	/s/ David Barrett

Name:	David Barrett

Title:	President and Chief Executive Officer

Address:
88 Kearny, #1600 San Francisco, CA 94104
EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

OPENVIEW VENTURE PARTNERS IV, L.P.

By:	OPENVIEW GENERAL PARTNER IV,
L.P., its general partner

By:	OPENVIEW MANAGEMENT, LLC, its
general partner

By:	/s/ Scott Maxwell

Name:	Scott Maxwell
(print)

Title:

Address:	308 Congress Street, 7th Floor Boston, MA 02210 Facsimile: (617) 478-7501

OPENVIEW AFFILIATES FUND IV, L.P.

By:	OPENVIEW GENERAL PARTNER IV,
L.P., its general partner

By:	OPENVIEW MANAGEMENT, LLC, its
general partner

By:	/s/ Scott Maxwell

Name:	Scott Maxwell
(print)

Title:

Address:	308 Congress Street, 7th Floor Boston, MA 02210 Facsimile: (617) 478-7501
EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Redpoint Ventures IV, L.P., by its General Partner
Redpoint Ventures IV, LLC

Redpoint Associates IV, LLC, as nominee

By:	/s/ Timothy Haley

Name:	Timothy Haley

Title:	Managing Director

Address:
3000 Sand Hill Road Menlo Park, CA 94025
EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

ARBA CAPITAL LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

By:	FBH Associates, LLC,
A California limited liability company, Manager

By:	/s/ James G.B. DeMartini, III

Address:	C/O Seiler LLP Three Lagoon Dr. Suite 400, Redwood City, CA 94065
EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Baseline 2008 Seed Fund, LLC

By:	/s/ Steve Anderson
Steven Anderson Managing Member

Address:
1800 Filbert Street San Francisco, CA 94123
EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Travis Kalanick

(Signature)

Address:

EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

POINT JUDITH VENTURE FUND III, L.P.

By:	Point Judith Capital Partners III, LLC
Its:	General Partner

	By:	Point Judith Management Company III, LLC
	Its:	Manager

		By:	/s/ David J. Martirano
		Name:	David J. Martirano
		Title:	Manager

POINT JUDITH VENTURE FUND III (Q.P.), L.P.

By:	Point Judith Capital Partners III, LLC
Its:	General Partner

	By:	Point Judith Management Company III, LLC
	Its:	Manager

		By:	/s/ David J. Martirano
		Name:	David J. Martirano
		Title:	Manager

Address:
EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

COYOTE RIDGE PARTNERS, LLC

By:	/s/ Ronald F. Gong

Name:	Ronald F. Gong

Title:	Manager

Address:	2200 Geng Rd, Ste 100 Palo Alto, CA 94303
EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

MORPHEUS PARTNERS

By:

Name:	Gilbert Cohen

Title:

Address:	176 East 71st Street New York, NY 10021-5159
EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Jitendra Saxena

(Signature)

Address:	47 Flanagan Drive Framingham, MA 01701
EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

Michael Mark

(Signature)

Address:	284 Summer Avenue Reading, MA 01867
EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

BARRACUDA NETWORKS, INC.

By:	/s/ David Faugno

Name:	David Faugno

Title:	Chief Financial Officer

Address: 3175 S. Winchester Blvd., Campbell, CA 95008
EXPENSIFY, INC.
SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT